Exhibit 5.1

One Bunhill Row
London EC1Y 8YY
T +44 (0)20 7600 1200
F +44 (0)20 7090 5000

Coca-Cola Europacific Partners plc Pemberton House Bakers Road Uxbridge England UB8 1EZ	4 August 2023 Your reference Our reference RAI/KXJ Direct line 020 7090 3602

Dear Sir/Madam
Registration Statement on Form S-8 of Coca-Cola Europacific Partners plc (the “Company”) dated 4 August 2023
We have acted as legal advisers to the Company as to English law in connection with the Registration Statement on Form S-8 (the "Registration Statement") of the Company to be filed with the United States Securities and Exchange Commission (the "SEC") on 4 August 2023. We have not been involved in the preparation of the Plan (as defined below) and our involvement has been limited to the writing of this opinion letter. We have not been concerned with investigating or verifying the facts set out in the Registration Statement.
This opinion letter sets out our opinion on certain matters of English law as at today’s date and as currently applied by the English courts. We have not made any investigation of, and do not express any opinion on, any other law. This opinion letter is to be governed by and construed in accordance with English law.
For the purposes of this opinion, we have examined:
1.a copy of the Registration Statement to be filed with the SEC on the date hereof;
2.a copy of the articles of association of the Company (the “Articles”) adopted on 29 May 2019;

3.extracts of:
(1)the minutes of a meeting of the board of directors of the Company held on 6 April 2023, certified to be a true copy and as being in full force and effect by the secretary of the Company, at which it was resolved, inter alia, to approve the Coca-Cola Europacific Partners plc Long Term Incentive Plan 2023; and.
(2)the minutes of a meeting of the board of directors of the Company held on 26 May 2023, certified to be a true copy and as being in full force and effect by the secretary of the Company, at which it was resolved, inter alia, to authorise Clare Wardle to sign and file the Registration Statement, the “Board Minutes”; and
4.    a copy of the Coca-Cola Europacific Partners plc Long Term Incentive Plan 2023 (the “Plan”).
For the purposes of this opinion, we have carried out in respect of the Company:
1.a search at the Registrar of Companies in respect the Company on 3 August 2023; and
2.a telephone search at the Central Registry of Winding Up Petitions in respect of the Company on 3 August 2023, together the "Searches".
For the purposes of this opinion, we have assumed:
1.the conformity to original documents of all copy (including electronic copy) documents examined by us;
2.that the Board Minutes are a true record of the proceedings described therein of duly convened, constituted and quorate meetings of the Company’s board of directors (and that the relevant meetings were duly held and that the authorisations given and resolutions) passed thereat have not subsequently been rescinded or amended or superseded;
3.that all signatures on the executed documents which, or copies of which, we have examined are genuine;
4.the copy of the Articles examined by us are complete, accurate and would, if issued today, comply with section 36 of the Companies Act 2006;
5.that the name of the appropriate persons will be entered in the register of members of the Company upon allotment of the Shares;

6.that (i) the information disclosed by the Searches referred to above at the time each was conducted, was complete, up to date and accurate and has not since then been altered or added to and (ii) the Searches did not fail to disclose any information relevant for the purposes of this opinion;
7.that (i) the Company has not made any proposal for a voluntary arrangement or obtained a moratorium under Part I or Part A1 of the Insolvency Act 1986 (as amended), (ii) the Company has not given any notice in relation to or passed any winding-up resolution, (iii) no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to the Company, and no step has been taken to strike off or dissolve the Company, (iv) no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no analogous procedure has been commenced in any jurisdiction outside England and Wales in relation to the Company or any of its assets or revenues;
8.that insofar as any obligation under the Plan is to be performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective or contrary to public policy in that jurisdiction;
9.that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Plan under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;
10.that the Plan which we have examined is in force, was validly adopted by the Company and has been and will be operated in accordance with its terms;
11.that a meeting of the board of directors of the Company or a duly authorised and constituted committee of the board of directors of the Company has been or will be duly convened and held, prior to the allotment and issue of the Ordinary Shares, at which it was or will be resolved to allot and issue the Shares;
12.the Shares will be issued in accordance with the rules of the Plan;
13.the Shares, before allotment or issue, will be fully paid up in accordance with the Companies Act 2006;
14.that the Plan will be deemed to be an "employees' share scheme" for the purposes of section 1166 of the Companies Act 2006;
15.that the provisions of section 682 of the Companies Act 2006 will apply to the allotment and issue of Shares pursuant to the Plan;

16.that none of the holders of the Company’s Shares has received or will receive any dividends or distribution which constitute an unlawful distribution pursuant to common law or the Companies Act 2006 (as applicable);
17.that there is no actual or implied additional contractual relationship between the Company and the holders of the Shares, except for any contract of employment, the Company’s Articles and the Plan;
18.that the directors of the Company have complied with their duties as directors in so far as relevant to this opinion; and
19.all acts, conditions or things required to be fulfilled, performed or effected in connection with the Shares under the laws of any jurisdiction other than England have been or will be duly fulfilled, performed and effected.
Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters noted disclosed to us, we are of the opinion that the Shares to be issued pursuant to and in accordance with the terms of the Plan, when so issued, will be validly issued, credited as fully paid and non-assessable. In this context, “non-assessable” means that the holder of a Share is not liable, solely because they are a holder of a Share, for additional assessments or calls on the Share by the Company or its creditors.

Our reservations are as follows:
1.insofar as any obligation under the Plan is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance;
2.we express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Company under or in respect of the Plan;
3.the obligations of the Company and the remedies available to the Company or participants under or in respect of the Plan will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights;
4.we have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement other than Exhibit 5.1, nor have we been responsible for verifying that no material information has been omitted from the Registration Statement. In addition, we express no opinion as to whether the Registration Statement (or any part of it) contained or contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations thereunder; and

5.the Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Company or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately; once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings have been commenced in jurisdictions outside England and Wales.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name, in the context and form in which it appears therein. In giving this consent we do not admit that we are “experts” under the Securities Act of 1933 or the rules and regulations of the United States Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion.

This opinion is provided to you in connection with the Registration Statement. We have not advised anyone other than the Company (a “third party”) in connection with the issue of the Shares and are under no obligation to do so. Nothing in this opinion letter shall, and the delivery of it to a third party shall not, create or constitute a solicitor-client relationship between us and a third party, nor prevent us from advising and representing the Company or any of its affiliates from time to time in relation to any matters in connection with the issue of the Shares or any related or unrelated matter.
To the extent permitted by applicable law and regulation, you may rely on this opinion letter only on condition that your recourse to us in respect of the matters addressed in this opinion letter is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consist of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partners of the firm or person working for the firm or similar right.
Yours faithfully,
Slaughter and May